Exhibit 99.1

news release

Media Contact:	Investor Contact:

Vibha Agrawal 610-712-1737 (office) 908-256-6234 (cellular) vagrawal@agere.com	Dave Longfellow 610-712-7695 (office) dlongfellow@agere.com

AGERE SYSTEMS UPDATES SECOND FISCAL QUARTER OUTLOOK, PROVIDES REVENUE FORECAST FOR THE THIRD QUARTER OF FISCAL 2004

— GAAP EPS expected to be $0.04 to $0.05, including a tax benefit

— Pro forma EPS expected to be $0.04 to $0.05 including the tax benefit, and breakeven to $0.01 excluding the tax benefit

— March revenues impacted by lower-than-expected 3G mobile chipset sales due to delays in 3G deployment

— Company’s Infrastructure Systems business expected to grow more than 10 percent from December; Client Systems without 3G to be slightly down

— Revenues expected to grow sequentially in the June quarter

FOR RELEASE: WEDNESDAY, MARCH 17, 2004

ALLENTOWN, Pa. — Agere Systems (NYSE: AGR.A, AGR.B) today updated its outlook for the second quarter of fiscal 2004 as a result of lower-than-expected shipments of 3G chipsets for mobile phones. The company now expects GAAP earnings to increase to approximately $0.04 to $0.05 per share, including a tax-related benefit of approximately $80 million. Pro forma earnings per share are expected to be $0.04 to $0.05 including the tax benefit, and breakeven to $0.01 excluding the tax benefit.

     Pro forma net income excludes gain or loss from the sale of, and income or loss from, discontinued operations; net restructuring and other charges; purchased in-process research and development charges related to acquisitions; amortization of acquired intangible assets; net gain or loss from the sale of operating assets and cumulative effect of an accounting change.

     As indicated during the January earnings conference call, the company had expected delays in 3G deployment to impact sales of 3G chipsets in the March quarter. Based on recent customer input, the company now expects that shipments of 3G chipsets will be down approximately $50 million from the December quarter, significantly more than previously anticipated. As a result, total company revenues in the second fiscal quarter are expected to be between $465 million and $475 million, below the previous guidance.

     The company’s Infrastructure Systems segment is strengthening, and is expected to grow more than 10 percent from the December quarter, better than guidance, with strength across wireless, wireline and enterprise applications. Excluding 3G chipset shipments, revenues for the company’s Client Systems segment are expected to be slightly down due to seasonal factors in the segment’s end markets.

     Gross margin percentage is expected to increase in the quarter, consistent with previous guidance.

     In the current quarter, the company reached a favorable resolution with Lucent Technologies regarding various tax audit issues that were covered by the company’s tax sharing agreement with them. The tax benefit resulting from this agreement is expected to be approximately $80 million.

     In the third fiscal quarter, ending June 30, the company expects revenues to increase to over $500 million, and expects shipments of 3G chipsets to begin to recover. The company will provide an updated revenue view and detailed guidance for the June quarter when it releases its second quarter financial results on April 27th.

     The company remains confident that it will meet its previously stated financial goals for the end of the fiscal year: gross margins at the high end of the target range of 45 to 50 percent, and operating margins approaching 15 percent.

Webcast

     Agere Systems will host a conference call today at 8:30 a.m. EST to discuss its updated outlook. To listen to the conference call via the Internet, visit http://www.agere.com/webcast. Subsequent to the conference call, a replay will be available at the same web address.

     Agere Systems is a premier provider of advanced integrated circuit solutions for high-density storage, wireless data and multiservice networking applications. The company is the market leader in providing chips for desktop, mobile and consumer electronics hard disk drives. Agere’s wireless data portfolio includes industry-leading solutions for data-capable cellular phones, as well as Wi-Fi/802.11 solutions for wireless LANs and computing applications. Agere also provides custom and standard networking solutions to move information across wired, wireless and enterprise networks. Agere’s customers include the leading PC manufacturers, wireless terminal providers, network equipment suppliers and hard disk drive providers. More information about Agere Systems is available from its web site at www.agere.com.

###

This press release contains forward-looking statements based on information available to Agere as of the date hereof. Agere’s actual results could differ materially from the results stated or implied by such forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, keeping pace with technological change, dependence on new product development, price and product competition, availability of manufacturing capacity, the impact of any global or regional health epidemic, such as severe acute respiratory syndrome, customer demand for our products and services, general industry and market conditions, and reliance on major customers and suppliers. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2003, and our quarterly report on Form 10-Q for the period ended December 31, 2003. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Agere Systems Inc.
Unaudited Net Income Per Share Guidance

Quarter Ending
March 31,
2004*
Reconciliation of Pro Forma Net Income Per Share, excluding tax benefit, and Pro Forma Net Income Per Share to Net Income Per Share

Pro Forma Net Income, excluding tax benefit (High End of Range)	$0.01
Pro Forma Net Income, excluding tax benefit (Low End of Range)	$0.00

Tax Benefit	$0.05

Pro Forma Net Income (High End of Range)	$0.05
Pro Forma Net Income (Low End of Range)	$0.04

Restructuring and other charges — net	0.00
Gain (loss) on sale of operating assets — net	0.00
Amortization of acquired intangible assets	0.00

0.01

Net Income (High End of Range)	$0.05
Net Income (Low End of the Range)	$0.04

* Amounts do not add due to rounding